EXHIBIT 10.33

February 10, 2006

Lynne Silverstein, President
Patient Safety Technologies, Inc.
100 Wilshire Boulevard, Suite 1750
Santa Monica, CA 90401

Re:    Engagement Letter

Dear Lynne:

This Engagement Letter sets forth the terms of a relationship between Analog Ventures, LLC (“Analog” or “Consultant”) and Patient Safety Technologies, Inc., a Delaware corporation formerly known as Franklin Capital Corporation (“PST” or “the Company”) as client, in connection with the implementation of certain business strategies of the Company.

1.            Scope of Work. Analog shall consult to the Company on certain business matters, including with respect to the following:

(a)	assisting the Company’s senior management and advisors in focusing its business on the health care products sector, to build shareholder value and encourage long-term investors in the Company;
(b)	assisting the Company, if requested, in a careful divestiture of non-essential holdings that are inconsistent with the Company’s long-term focus; and
(c)	assisting senior management in the establishment of criteria by which they will seek to measure progress of portfolio companies and increase quarterly accountability.

2.            Compensation. Analog's compensation for the above services shall be as follows:

(a)          Fees and Expenses. Analog shall be paid a base consulting fee of $10,000 per month, together with such incremental fees, if any, as are accrued during each monthly period as specified on Annex A. Analog shall be reimbursed for all reasonable expenses incurred in connection with the services rendered hereby. In the case of individual expense items in excess of $100, Analog shall seek prior approval from the Company before incurring such expenses.

(b)         Deferred Compensation. The parties agree to enter into a warrant agreement providing for Analog to be granted warrants to purchase the number of shares of the Company's stock as are set forth on Annex B.

3.           Term. The term of this Engagement Letter shall be six (6) months from the date of execution. This Engagement Letter may be terminated by either party upon thirty (30) days written notice, provided any compensation earned prior to or, within a reasonable time, after notice of such termination shall be payable to Consultant. In the event that additional time is required to fully complete the tasks contemplated hereby, the parties shall agree to discuss an extension in good faith, and may extend the term, by mutual agreement. This term shall apply to all the provisions of this Engagement Letter except for the provisions which have a term specified separately in their description and except for the provisions of Sections 9 and 11 hereof, which provisions shall survive the termination of this Engagement Letter.

Patient Safety Technologies, Inc.
February 10, 2006

4.           Nature of Services. It is specifically understood and agreed to by the Company that Analog will not be required to take action or perform any service pursuant to this Engagement Letter which would cause Analog to serve or function in any respect in the capacity as “broker”, “dealer” or “investment advisor”, as those terms are defined for purposes of the federal securities laws, the California Corporate Securities Law of 1968, as amended, or the securities laws of any other state or jurisdiction, or subject Analog to regulation under such laws or enabling regulations. It is further understood and agreed by the Company that, notwithstanding that one or more individuals providing services pursuant to this Engagement Letter may be attorneys, this Engagement Letter is not intended to, and does not, create an attorney-client relationship between Analog and PST, or between any person acting on behalf of Analog and PST.

5.           Cooperation. The parties understand that each has obligations that are essential to the success of this Engagement Letter. Each party agrees to inform the other, on a timely, current basis, of any contacts that it may make with relevant third parties, and to collaborate regularly in coordinating and implementing a common, agreed-upon strategy to achieve the objectives of this Engagement Letter referenced in Section 1 above.

6.           Protection of Information. Consultant acknowledges that in the performance of services being rendered pursuant to this Engagement Letter, Consultant will from time to time become privy to certain confidential and proprietary information ("Information") of the Company. Consultant agrees to keep confidential all Information provided to it hereunder during the term of the Engagement Letter and for a three (3) year period thereafter. Consultant’s obligation shall not apply to Information which is: (i) possessed by Consultant before disclosure by the Company, (ii) disclosed to Consultant by a third party without obligation of confidentiality, or (iii) in the public domain. Upon termination of this Letter, at the Company's request, Consultant shall return or destroy any Information still in its possession. This section shall apply mutually to the parties and likewise serve to protect the Information of the Consultant. This Letter shall be deemed to be confidential information of both parties.

7.           Press Releases. The terms and conditions of this Agreement shall be Information and shall not be disclosed by any party without the other party's prior written consent except as required by federal or state laws or regulations or by-laws or rules of any self-regulatory organization. No public announcement or disclosure to the press regarding the existence, substance or status of activities under this Engagement Letter, either oral or written, will be made by either party without the written consent of the other party.

Confidential Information

Patient Safety Technologies, Inc.
February 10, 2006

8.           Written Agreement. This Engagement Letter defines all terms of the understanding and obligations between the parties, and any previously-stated understandings or obligations, either written or oral, are hereby rendered null and void. Any modification to the terms of this Engagement Letter must be made in writing and executed by signature of both parties before it becomes effective. Each party represents, warrants and covenants that all consents, approvals or authorizations required to enter into and perform this Engagement Letter have been or will be obtained. The performance of this Engagement Letter by the Company will not conflict with or result in a breach or violation of any of the terms of any agreement or other instrument to which Company is a party.

9.           Applicable Law; Dispute Resolution. This Engagement Letter shall be construed in accordance with the laws of the State of California, and shall be deemed to be executed, and all activities performed, in Los Angeles, California. In the event a dispute arises from any matter covered by this Engagement Letter, the party claiming a breach has occurred shall provide the other party a writing setting forth the nature of the dispute. Such documented dispute must be discussed in at least two (2) face-to-face meetings within a ten-day period, during which the parties agree to use reasonable good faith efforts to resolve the dispute amicably to the advantage of both parties. Should such face-to-face discussions fail, the party claiming a breach must then inform the other party in writing of the substance and reason for its dispute and the parties shall submit it to a neutral arbitrator, such arbitrator being a retired judge or officer of the Court of the County of Los Angeles mutually acceptable to each party. Should the parties not be able to agree on selection of such an arbitrator, the parties hereby agree to accept an arbitrator appointed by the American Arbitration Association office in Los Angeles.

10.           Relationship of the Parties. PST acknowledges and agrees that Analog is being engaged as an independent contractor and not a partner or joint venturer of PST.

11.           Accuracy of Information; Indemnification; Limitation of Liability. PST acknowledges and agrees that Analog will need to rely on information presented to it by PST, and represents and warrants the accuracy of all such information. Additionally, the Company shall indemnify and hold harmless Analog (or its partners, affiliates, officers, directors, agents, members, employees, or contractors) from and against any and all claims, losses, damages, liabilities and costs, including reasonable attorneys’ fees and costs (collectively, “Losses”) that are incurred or sustained by Analog that arise from, relate to or are connected with the performance of Analog's duties under this Engagement Letter, except if such Losses are determined to have arisen from Analog's willful misconduct or gross negligence, and shall cooperate fully with Analog in Analog's defense of any of the foregoing. Further, the Company agrees that the liability of Analog, if any, under this Engagement Letter shall be limited to actual damages and shall not include special, incidental or consequential damages and in no event shall exceed the amounts received by Analog hereunder.

12.           Severability. In the event any provision set forth in this Engagement Letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Engagement Letter shall nevertheless be binding upon each of the parties with the same effect as though the invalid or unenforceable provision had been severed or deleted.

Confidential Information

Patient Safety Technologies, Inc.
February 10, 2006

13.           Notice. All notices with respect to execution, termination or disputes of this engagement Letter shall be given in writing, as follows:

If to the Company:	If to the Consultant:

Patient Safety Technologies, Inc.	Analog Ventures, LLC
100 Wilshire Boulevard, Suite 1750	200 Mantua Road
Santa Monica, CA 90401	Pacific Palisades, CA 90272
Facsimile: (310) 752-1481	Facsimile: (310) 230-2789

If the foregoing accurately sets forth our understanding with you, please indicate your agreement and desire to proceed by signing a copy of this Engagement Letter where indicated below and forward an executed copy of the same.

Sincerely,

ANALOG VENTURES, LLC

/s/ Analog Ventures, LLC
By: Alan Morelli
Its: Managing Member

ACCEPTED AND AGREED BY:

PATIENT SAFETY TECHNOLOGIES, INC.

By: /s/ Lynne Silverstein
Lynne Silverstein
President

Confidential Information

ANNEX A

Calculation and Payment of Consulting Services

A.  Consultant Services. Unless and until the hours spent in a given month exceed forty (40), as reflected in a report provided by the Consultant to the Company, no further fees shall be due and payable beyond the $10,000 base consulting amount that is set forth in the Engagement Letter. If and when Analog reaches forty (40) hours in any given month, it will notify either the President or other person designated by the Company and seek prior written approval before performing any additional services in said month. If and when such written approval is granted, Analog shall be compensated for each additional hour spent in excess of forth (40) hours at a rate of $1,000 per hour. In the event that it is necessary or desirable for the Company to have additional consultants, other than Alan Morelli, assist the Company through a relationship with Analog, then the Company shall first approve the hourly rate of that additional consultant prior to commencement of work.

B.  Interest. In the event a monthly statement rendered by Consultant is not paid within thirty (30) days of the date it is sent, then interest at the rate of 8% per annum shall accrue on the amount then due until it is paid.

Engagement Letter between Analog Ventures and Patient Safety Technologies, Inc.

ANNEX B

Warrant Compensation

Patient Safety Technologies, Inc. (“PST” or the “Company”) shall, promptly after the execution of the Engagement Letter, prepare and execute a warrant agreement granting to Analog Ventures (the “Consultant”) the right to purchase 175,000 shares of common stock of the Company for the stock price on the date of grant of the warrants. The Company shall provide the Consultant with “piggyback” registration rights, in the event that the Company already is filing a registration statement suitable to register the Consultant’s shares at no additional cost. The warrants shall be exercisable for a minimum of three years from the date of grant, and the agreement shall contain such other terms and conditions as are customary for similar types of warrant agreements.

Engagement Letter between Analog Ventures and Patient Safety Technologies, Inc.